Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-off and Delinquency Statistics
As of and for the month ended January 31, 2014
(Dollars in millions)

Domestic Card Metrics(1)	January 2014
Net principal charge-offs	$242
Average loans held for investment	71,849
Net charge-off rate(2)	4.04%
30+ day performing delinquencies	$2,481
Period-end loans held for investment	70,917
30+ day performing delinquency rate(3)	3.50%

International Card Metrics(1)
Net principal charge-offs	$31
Average loans held for investment	7,907
Net charge-off rate(2)	4.64%
30+ day performing delinquencies	$281
Nonperforming loans	83
Period-end loans held for investment	7,613
30+ day performing delinquency rate(3)	3.69%
Nonperforming loan rate(4)	1.09

Auto Finance Metrics
Net principal charge-offs(5)	$65
Average loans held for investment	32,054
Net charge-off rate(2)(5)	2.42%
30+ day performing delinquencies	$2,093
Nonperforming loans	164
Period-end loans held for investment	32,189
30+ day performing delinquency rate(3)	6.50%
Nonperforming loan rate(4)	0.51
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(1)
Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.

(3)	Calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.

(4)	Calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.

(5)
Effective January 1, 2014, auto repossession costs are reflected as a component of Operating Expenses. Prior to January 1, 2014, these costs were reported as a component of net charge-offs. For January 2014, the impact of excluding auto repossession costs from net charge-off rate was 12 bps, which is also the approximate monthly impact over the last two years.